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                                                                    EXHIBIT 4.10

NEITHER THIS SUBORDINATED CONVERTIBLE DEBENTURE NOR THE COMMON STOCK INTO WHICH IT IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND NEITHER MAY BE SOLD NOR OTHERWISE TRANSFERRED, EXCEPT AS OTHERWISE PROVIDED HEREIN, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED.

                     4% SUBORDINATED CONVERTIBLE DEBENTURE

                               DUE APRIL 1, 2005

$___________                      April 1, 2002            Nashville, Tennessee

         SYMBION, INC., a Tennessee corporation ("Symbion"), for value received, hereby promises to pay to ____________________ (the "Holder") the principal amount of _______________ ________________________ Dollars
($_________) (or so much thereof as shall not have been previously paid) plus accrued and unpaid interest on April 1, 2005, or such earlier date provided below. The unpaid principal of this Debenture remaining outstanding from time to time shall bear interest at the rate of four percent (4%) per annum (computed on the basis of a 365-day year) from the date hereof until payment of all outstanding principal and interest hereunder or conversion of this Debenture. Interest accrued hereunder shall be payable in arrears on April 1 of each year, commencing April 1, 2003. Payments of principal and interest on this Debenture shall be made to the Holder in lawful money of the United States of America at the address of the Holder set forth in Section 6 hereof, or at such other office or agency as the Holder shall have designated by written notice to Symbion.

         Subject to the conversion right of the Holder set forth in Section 2, Symbion shall have the right to prepay this Debenture in whole or in part, without the prior written consent of the holder hereof, upon thirty (30) days prior written notice to the Holder.

         This Debenture may not be transferred by the Holder, in whole or in part.

1. EVENTS OF DEFAULT. If any of the following conditions or events (each an "Event of Default" and collectively, the "Events of Default") shall occur and be continuing:

         (a) if Symbion shall default in the payment of any principal on this Debenture when same becomes due and payable and such payment shall not have been made within thirty (30) days after written notice of default shall have been received by Symbion from the holder of this Debenture, except a default in the payment of principal within thirty (30) days after maturity, in which event no notice of default is required; or

         (b) if Symbion shall default in the payment of any interest on the Debenture when the same becomes due and payable and such default shall continue more than thirty (30) days after written notice of default shall have been received by Symbion from the holder of this Debenture; or


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         (c)      if Symbion shall make an assignment for the benefit of
                  creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any current or future statute, law or regulation relating to bankruptcy or insolvency, or shall file any answer admitting or not contesting the material allegations of a petition filed against Symbion in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any custodian, trustee, receiver or liquidator of Symbion or of all or any substantial part of the properties of Symbion, or if Symbion or its Board of Directors shall take any action looking to the dissolution or liquidation of Symbion; or

         (d) if, within sixty (60) days after the commencement of an action against Symbion seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of Symbion stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of Symbion or any custodian, trustee, receiver or liquidator of Symbion or of all of any substantial part of the properties of Symbion, such appointments, shall not have been vacated;

then, and in any such event, the holder hereof may at any time (unless all defaults shall theretofore have been remedied) at its option, by written notice to Symbion, declare this Debenture to be due and payable, whereupon this Debenture shall forthwith mature and become due and payable, together with interest accrued and unpaid hereon, without presentment, demand, protest or notice, all of which are hereby waived.

2.       CONVERSION.

         2.1. Conversion Right. Beginning on the date hereof and continuing thereafter until this Debenture shall be paid in full or prepaid in full, as the case may be, this Debenture may, at the election of the holder hereof upon thirty (30) days prior written notice by the Holder hereof or ten (10) days prior written notice given after a notice of prepayment given by Symbion as described in the preamble hereto to Symbion of such election, be converted into shares (the "Conversion Shares") of common stock, no par value, of Symbion (the "Common Stock") at a price per share of $3.13 (the "Conversion Price"), subject to adjustment as provided in Section 2.5 hereof.

         2.2 Manner of Conversion. This Debenture may be converted by the holder hereof by presentment of this Debenture, accompanied by written election stating that such holder elects to convert all of the principal amount thereof and stating the name or names, together with addresses, in which the Conversion Shares are to be issued. All of the principal amount must be tendered. Conversion shall be deemed to have been affected immediately prior to the close of business on the date on which this Debenture shall have been so surrendered to Symbion; and at such time the rights of the holder as to the Debenture so converted shall cease, and the person in whose name or names any certificate or certificates for Conversion


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Shares (or other securities) shall be issuable upon such conversion shall be deemed to have become the holder or holders of record thereof.

         2.3 Automatic Conversion. This Debenture shall automatically be converted, with no further action required to be taken by Symbion or the holder hereof, upon the closing of an initial public offering (the "Initial Public Offering") pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the capital stock of Symbion, into the number of fully paid and non-assessable shares of Common Stock equal to the quotient of (x) the unpaid principal amount of this Debenture outstanding on the closing date of the Initial Public Offering divided by (y) the Conversion Price then in effect (after giving effect to any adjustments pursuant to Section 2.5 below). Immediately upon conversion as provided herein, the holder shall be deemed to be the holder of record of the Common Stock issuable upon conversion of this Debenture, notwithstanding that the share register of Symbion shall then be closed or that certificates representing the Common Stock shall not then actually be delivered to such person. Upon written notice from Symbion, the holder of this Debenture so converted shall promptly surrender this Debenture to Symbion at its principal place of business to be maintained by it (or at such other office or agency of Symbion as Symbion may designate by such notice to the holder).

         2.4. Accrued Interest. Symbion will pay to the holder upon conversion of this Debenture any accrued but unpaid interest in cash on the principal amount so converted up to and including the date of conversion.

         2.5. Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

                  2.5.1. In case Symbion shall hereafter (i) pay a stock dividend or make a stock distribution of shares of Common Stock with respect to the Common Stock, (ii) subdivide its outstanding Common Stock into a greater percentage of Common Stock, (iii) combine its outstanding Common Stock into a smaller amount of Common Stock, or (iv) issue by reclassification of its Common Stock any other security of Symbion, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of this Debenture or any portion hereof thereafter surrendered for conversion shall be entitled to receive the amount of Common Stock or other capital stock of Symbion which he would have owned immediately following such action had this Debenture or any remaining portion hereof been converted immediately prior thereto. All adjustments made pursuant to this subsection 2.5.1 shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection 2.5.1, the holder of this Debenture or any remaining portion hereof thereafter surrendered for conversion shall become entitled to receive the Conversion Shares and other securities of Symbion, the Board of Directors of Symbion shall reasonably and in good faith determine the allocation of the adjusted Conversion Price between or among the Conversion Shares and such other securities.

                  2.5.2. If the amount of any single adjustment of the Conversion Price required pursuant to subsection 2.5.1 would be less than one cent ($.01) at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment


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which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one cent ($.01) when the Conversion Price is adjusted.

         2.6. Reservation of Common Stock Issuable on Conversion. Symbion will at all times reserve and keep available, solely for issuance and delivery upon the conversion of this Debenture, the amount of Common Stock, whether authorized but unissued shares reserved by it which are free from preemptive rights or issued shares which have been reacquired by it, from time to time issuable upon the conversion of this Debenture at the time outstanding. Symbion hereby covenants that all such securities shall be duly authorized and, when issued upon such conversion, shall be validly issued and, in the case of shares, fully paid and nonassessable with no liability on the part of the holders thereof.

3.       SUBORDINATION.

         3.1. Definition. For purposes of this Section 3.1 the term "Senior Debt" shall mean any indebtedness for borrowed money, the payment of which Symbion is at the time of determination responsible or liable as obligor, guarantor or otherwise, other than (a) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such indebtedness is junior and subordinate to other indebtedness and obligations of Symbion, (b) indebtedness which by its terms refers explicitly to this Debenture and states that such indebtedness shall not be senior thereto and shall be equally subordinated and equally junior, and (c) indebtedness of Symbion in respect of this Debenture. Senior Debt shall continue to be Senior Debt and entitled to the benefits of the subordination provisions set forth herein irrespective of any amendment, modification, of waiver of any term of the Senior Debt or extension or renewal of the Senior Debt.

         3.2. Debenture Subordinate to Senior Debt. Symbion, for itself, its successors and assigns, covenants and agrees, and each holder, by its acceptance of this Debenture or any portion hereof, likewise covenants and agrees, that this Debenture shall be subordinated and subject, to the extent and in the manner herein set forth, in right of payment to the prior payment in full of all Senior Debt. The provisions of this Section 3 are made for the benefit of all holders of Senior Debt, and any such holder may proceed to enforce such provisions.

         3.3. Payment Over of Proceeds Upon Dissolution, Etc. No payment on account of principal of (or premium, if any) or interest on this Debenture shall be made, if any default or event of default with respect to any Senior Debt, which permits or with the giving of notice or passage of time or both would permit the holders thereof (or a trustee on their behalf) to accelerate the maturity thereof, shall have occurred and be continuing and Symbion shall have received written notice thereof from the holders of at least ten percent (10%) in principal amount of any kind or category of any Senior Debt (or the representative or representatives of such holders).

         In the event this Debenture is declared due and payable before the maturity date hereof, or upon any payment or distribution of assets of Symbion of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of Symbion, whether voluntary or paid in full or in bankruptcy, insolvency, receivership or other proceedings, or upon any assignment by Symbion for the benefit of creditors or any other marshalling of the assets of Symbion, all principal of (and premium, if any) and interest due or to become due upon all Senior Debt


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(including any interest thereon occurring after the commencement of any such proceeding) shall first be paid in full before the holder of this Debenture shall be entitled to retain any assets so paid or distributed in respect of this Debenture (for principal, premium, if any, or interest); and upon such dissolution or winding-up or liquidation or reorganization or assignment or marshalling of assets, any rights or distribution of assets, any payment or distribution of assets of Symbion of any kind or character; whether in cash, property or securities, to which the holders of this Debenture would be entitled, except for the provisions of this Section, shall be paid by Symbion or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of this Debenture if received by them or it, directly to the holders of Senior Debt (pro rata to each such holder as their interests may appear on the holders of the respective amounts of Senior Debt held by such holder, including any interest thereon accruing after the commencement of any such proceedings) or their representatives, to the extent necessary to pay all Senior Debt in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt, before any payment or distribution is made to the holders of this Debenture.

         No holder of Senior Debt shall be prejudiced in his right to enforce subordination of this Debenture by any act or failure to act on the part of Symbion.

         Subject to the payment in full of all Senior Debt, the holder of this Debenture shall be subrogated (equally and ratably with the holders of all indebtedness of Symbion which, by its express terms, ranks on a parity with this Debenture and is entitled to like rights of subrogation) to the rights of the holders of Senior Debt to receive payments or distributions of assets of Symbion applicable to the Senior Debt until this Debenture shall be paid in full. For purposes of such subrogation, no payments or distributions on the Senior Debt pursuant to this Section shall, as between Symbion, its creditors other than the holders of Senior Debt, and the holder of this Debenture, be deemed to be a payment by Symbion to or on account of the Senior Debt, and no payments or distributions to the holders of this Debenture of assets by virtue of the subrogation herein provided for shall, as between Symbion, its creditors other than the holder of Senior Debt, and the holders of this Debenture, be deemed to be a payment to or on account of this Debenture. The provisions of this Section are and are intended solely for the purpose of defining the relative rights of the holder of this Debenture, on the one hand, and the holders of Senior Debt, on the other hand, and nothing contained in this Section or in this Debenture is intended to or shall impair the obligation of Symbion, which is unconditional and absolute, to pay the principal of (and premium, if any) and interest on this Debenture as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the holders of this Debenture and creditors of Symbion other than the holders of Senior Debt, nor shall anything herein prevent the holders of this Debenture from exercising all remedies otherwise permitted by applicable law upon default under this Debenture, subject to the rights, if any, under this Section, of the holders of Senior Debt in respect of cash, property or securities of Symbion otherwise payable or delivered to the holders of this Debenture upon the exercise of any such remedy.

         Nothing contained in this Section 3.3 shall prevent conversion of this Debenture.

4. GOVERNING LAW. This Debenture shall be governed by the laws of the State of Delaware.


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5.       INTEREST RATE. Notwithstanding any other provision of this Debenture or in any documents relating hereto, the holder of this Debenture shall not be entitled to receive, collect, reserve or apply as interest, any amount in excess of the maximum rate of interest permitted to be charged by applicable law or regulations, as amended or enacted from time to time. In the event a holder hereof ever receives, collects, reserves or applies as interest any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such or, if the principal indebtedness evidenced hereby is paid in full, any remaining excess funds shall immediately be paid to Symbion. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum lawful rate of interest, Symbion and the holder of this Debenture, to the maximum extent permitted under applicable law, shall exclude voluntary prepayments and the effects thereof; provided, that if the indebtedness is paid and performed in full prior to maturity hereof, and if the interest received for the actual period of existence hereof exceeds the maximum lawful rate of interest, the holder hereof shall refund to Symbion the amount of such excess or credit the amount of such excess against the principal portion of the indebtedness, as of the date it was received and, in such event, the holder hereof shall not be subject to any penalties payable to Symbion provided by any laws for contracting for, charging, reserving or receiving interest in excess of the maximum lawful rate of interest.

6. NOTICES. All notices and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received: (i) upon personal delivery or delivery by overnight courier, (ii) when sent by facsimile or telecopier, with written confirmation of receipt, or (iii) if mailed, upon the first to occur of actual receipt or seventy-two (72) hours after being placed in the United States mail, postage prepaid, registered or certified snail, receipt requested, in each case addressed as follows:

         To the Holder at such address as the Holder has designated in writing to Symbion.

         To Symbion:         Symbion, Inc.
                             3401 West End Avenue, Suite 760
                             Nashville, Tennessee 37203
                             Facsimile No.: (615) 386-6690
                             Attention: President

or such other address as a party may designate by notice to the other parties hereto.


                    [The next page is the signature page.]


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Executed April 1, 2002:


                                    SYMBION INC.


                                    By:
                                       ----------------------------------------
                                       Kenneth C. Mitchell
                                       Vice President


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